Exhibit 23.1

                         Consent of Independent Auditors

We consent to reference to our firm under the caption "Experts" in the Registration Statement (Pre-effective Amendment No. 1 to Form S-3 No. 333-107836) and related prospectus of Discovery Laboratories, Inc. to be filed on or about August 20, 2003 for the registration of approximately 8,288,369 shares of its common stock and to the incorporation by reference therein of our report dated February 26, 2003, with respect to the consolidated financial statements of Discovery Laboratories, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


                                          /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
August 20, 2003